Barfresh Provides Update on First Quarter 2020 and Recent Business Expansion

LOS ANGELES, Calif., June 25, 2020 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing an update on recent business Expansion in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2020.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “During the first quarter, our Company like many others who operate in the foodservice industry, was temporarily affected by the COVID-19 pandemic. We saw a reduction in orders for our Bulk and Single Serve products from our foodservice customers such as restaurants and schools as they temporarily shut their doors due to the pandemic. However, the speed and agility by which our Company operates allowed us to expedite our new bottled smoothie, Twist & GoTM, in order to service those schools still providing students with meals. The initial response to this product from the school channel has exceeded our expectations and we expect this offering to increase our penetration with new and existing school districts in the upcoming school year. As an example of this opportunity, we shipped approximately 480,000 Twist & GoTM bottles to Pasco County Schools during the second quarter over a two month period.”

Mr. Delle Coste continued, “I’m very proud of the work we’ve done within our school channel to leverage our IP to create a new product that is compliant with USDA reimbursable meal programs and fits the needs of students and administrators. We have already begun working with two leading school districts in Florida and expect to roll this product offering to many more additional districts in the coming months. Regarding our QSR expansion, due to COVID-19 our 3,000 plus QSR launch has been put on hold. We have a very good working relationship with this company and we will stay engaged with them as circumstances in their business change.”

Mr. Delle Coste concluded, “Our Company has also made great progress on the cost management side by continuing to reduce our operating expenses, improve our cost structure and sustain a healthy gross margin level. We are well positioned for continued growth and expansion with each of our sales channels once the temporary challenges posed by COVID-19 subside.”

COVID-19 Commentary

The impact of COVID-19 on the Company is evolving rapidly with events unfolding on a daily and weekly basis. The Company has been closely monitoring the situation and taking the appropriate steps necessary to comply with State orders and protect the safety of employees. At this time, Barfresh has not experienced a disruption to its supply chain for the manufacturing of products due to COVID-19. However, during the last few weeks of the first quarter shelter-in-place orders began to go into effect causing the temporary closure of foodservice businesses and restaurants and negatively impacting sales for the Company’s single serve product. In addition, many school districts have closed regular school attendance, directly impacting sales of Barfresh’s Bulk Product into that sales channel.

Financial Results

Revenue for the first quarter of 2020 was $733,880, compared to $834,534 in the first quarter of 2019. The decline in revenue is primarily the result of decreased sales in the Company’s single serve product due to COVID-19 causing the temporary closure of restaurants and bars. Gross margin for the first quarter of 2020 was 54%, an improvement of 2% over last year’s first quarter gross margin of 52%. The Company expects gross profit margins for the remainder of 2020 to be comparable to that of the first quarter of 2020 for its existing product lines. Operating loss for the first quarter of 2020 improved to $0.9 million, as compared with $1.8 million in the first quarter of 2019. The improvement was primarily the result of a 39% reduction in G&A expenses in the quarter as the Company’s cost improvement initiatives from 2019 and beginning of 2020 resulted in meaningful leverage.

As of March 31, 2020, the Company had $2.34 million of cash and cash in escrow, and $0.7 million of inventory on its balance sheet. Additionally, the Company announced on March 20, 2020, that during the first quarter of 2020 it had entered into binding definitive agreements for approximately $5.87 million financing, through the combination of an aggregate sale of approximately $5.87 million of common stock at $0.50 per share with 50% warrant coverage with an exercise of $0.60 per share. Concurrent with the offering, the Company also reduced its overall debt by approximately $2.0 million through holders converting their existing debt into the Company’s current offering of its common stock and warrants. $2.325 million of this equity raise is included in the cash balance for the Company as of March 31, 2020.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA improved to a loss of $0.7 million for the first quarter of 2020, compared to a loss of $1.3 million for the first quarter of 2019. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the three months ended March 31, 2020 and 2019

	2020	2019

Net (loss)	$(743,066)	$(2,847,262)

Depreciation and Amortization	150,148	201,977
Interest	295,394	363,073
EBITDA	(297,524)	(2,282,212)

Stock based compensation	138,712	136,941 *
Stock issued for Services	12,500	93,540 **
(Gain)/loss from debt extinguishment	(379,200)	-
(Gain)/Loss on Sale of Derivatives	(150,902)	713,472
Adjusted EBITDA	$(676,414)	$(1,338,259)

*Stock based compensation issued to employees

** Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, June 25, 2020, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, CEO; Joseph Cugine, President; and Raffi Loussararian, Vice President of Finance.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, July 9, 2020. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13705312.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com